EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter 2025 Earnings

Madison, Wis., November 05, 2025—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the third quarter of 2025.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the third quarter of 2025 were $44.5 million, or $1.22 per share, compared to $40.9 million, or $1.13 per share, for the same period in the prior year. Rate base investment growth and non-utility investment gains drove our third-quarter results.

Electric segment earnings were $1.3 million higher in the third quarter of 2025, a result of strategic capital investments that grew rate base. This growth was largely driven by the successful deployment of key renewable energy projects. The Darien Solar Project in Rock and Walworth counties became operational in March 2025, followed by the Paris Battery Energy Storage System (BESS) in June 2025. MGE owns 25 MW of solar capacity from the Darien Solar Project and 11 MW of battery capacity from the Paris BESS.

Gas net income exhibited steady performance, with minimal variation compared to the third quarter of 2024.

Investment gains of approximately $2.2 million from venture capital funds drove higher non-utility earnings for the third quarter of 2025. These venture capital investments support early-stage companies working to advance smart technologies, the customer experience, distributed energy resources, electrification, cybersecurity, and other priorities for utility companies such as greater sustainability.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended September 30,	2025	2024
Operating revenues	$175,679	$168,480
Operating income	$51,075	$48,140
Net income	$44,497	$40,939
Earnings per share - basic	$1.22	$1.13
Earnings per share - diluted	$1.22	$1.13
Weighted average shares outstanding - basic	36,542	36,181
Weighted average shares outstanding - diluted	36,576	36,211

Nine Months Ended September 30,	2025	2024
Operating revenues	$554,101	$505,529
Operating income	$138,163	$118,620
Net income	$112,587	$98,547
Earnings per share - basic	$3.08	$2.72
Earnings per share - diluted	$3.08	$2.72
Weighted average shares outstanding - basic	36,531	36,176
Weighted average shares outstanding - diluted	36,565	36,202

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 167,000 customers in Dane County, Wis., and purchases and distributes natural gas to 178,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com